UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 16, 2015
Date of report (Date of earliest event reported)

Condor Hospitality Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
1800 West Pasewalk Avenue, Suite 200
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
(Registrant’s Telephone Number, Including Area Code)

Supertel Hospitality, Inc.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2015, Condor Hospitality Trust, Inc. (Nasdaq: CDOR) announced that Jonathan J. Gantt will join Condor as Senior Vice President and Chief Financial Officer on October 27, 2015.  Mr. Gantt, age 33, served as Director, Treasury, Capital Markets and M&A of Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) from July 2013 to October 2015.  From July 2011 to July 2013 he attended the Tuck School of Business at Dartmouth, from which he received his Masters of Business Administration degree, with distinction.  He served as an associate and analyst with Summer Street Capital Partners from February 2007 to July 2011. Prior to Summer Street Capital Partners, he served on the asset management team of HEI Hotels. Mr. Gantt is a graduate of the School of Hotel Administration at Cornell University, from which he received Bachelor of Science degree, with distinction.

Mr. Gantt’s annual base salary is $215,000.  He will be eligible for annual cash bonuses of up to 40% of his base salary for achievement of performance targets set by the Compensation Committee of the Board of Directors.  He will also be eligible for equity awards of up to 60% of his base salary for achievement of performance targets set by the Compensation Committee of the Board of Directors.  He will receive $20,000 on employment commencement in recognition of bonus forfeiture at his former employer and as relocation expenses. He will be entitled to participate in Condor’s employee benefit plans and 401K plan.

As previously announced, Corrine L. Scarpello, who joined Condor in 2005, and who served as CFO since August 2009, will be leaving the company with the appointment of Mr. Gantt as CFO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Condor Hospitality Trust, Inc.

Date: October 16, 2015	By: /s/ J. William Blackham
Name: J. William Blackham
Title: Chief Executive Officer